Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (333-14957, 333-111142, 333-172822, 333-176737, 333-193057, and 333-225974) on Form S-8 of the Cornerstone Building Brands 401(k) Profit Sharing Plan (formerly NCI 401(k) Profit Sharing Plan) of our report dated June 22, 2021, relating to the financial statements and supplemental schedules of the Cornerstone Building Brands 401(k) Profit Sharing Plan, which appears in this Annual Report on Form 11-K of the Cornerstone Building Brands 401(k) Profit Sharing Plan for the year ended December 31, 2020.

/s/ Hancock Askew & Co., LLP

Peachtree Corners, Georgia
June 22, 2021